Exhibit 5.1
Kenneth L. Guernsey
T: +1 415 693 2091
kguernsey@cooley.com

November 22, 2016
Exelixis, Inc.
210 East Grand Ave.
South San Francisco, CA 94080
Ladies and Gentlemen:
We have acted as counsel to Exelixis, Inc. (the “Company”), a Delaware corporation, and you have requested our opinion in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,500,000 shares of the Company’s common stock, $0.001 par value (the “Inducement Shares”), pursuant to the Company’s 2016 Inducement Award Plan (the “Inducement Plan”).
In connection with this opinion, we have examined the Registration Statement and related Prospectus; the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect; the Inducement Plan and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereto. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Inducement Shares, when sold and issued in accordance with the Inducement Plan and the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

101 California Street, 5th Floor, San Francisco, CA 94111-5800 T: (415) 693-2000 F: (415) 693-2222 www.cooley.com

Exelixis, Inc.
Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
Cooley LLP

/s/ KENN GUERNSEY
Kenneth L. Guernsey

101 California Street, 5th Floor, San Francisco, CA 94111-5800 T: (415) 693-2000 F: (415) 693-2222 www.cooley.com